Exhibit (g)(2)

AMENDMENT TO

CUSTODY AGREEMENT

This Amendment, dated as of April 10, 2018, between Reality Shares ETF Trust, (the “Trust”), each Fund listed on Schedule II of the Custody Agreement dated January 21, 2014, (the “Fund”) severally and not jointly, and The Bank of New York Mellon (the “Custodian”), who are parties to the Custody Agreement dated January 21, 2014 (the “Agreement”).

WHEREAS, the parties wish to amend the Agreement as set forth below:

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.       Schedule II to the Agreement (which revised version is attached) is amended to reflect the addition of the following funds as set forth below, effective April 10, 2018:

Reality Shares Nasdaq NexGen Economy China ETF

Schedule II is hereby replaced in its entirety with the attached Schedule II dated the date hereof.

2.       Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.       This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written.

EACH FUND LISTED ON SCHEDULE II HERETO, SEVERALLY AND NOT JOINTLY:

(each, a “Fund”)

By: /s/ Tom Trivella_________________________

Name: Tom Trivella

Title:   Treasurer

THE BANK OF NEW YORK MELLON

(the “Custodian”)

By: /s/ Elizabeth Stubenrauch__________________

Name: Elizabeth Stubenrauch

Title:   R.E.

SCHEDULE II

SERIES

Reality Shares DIVS Index ETF

Reality Shares NASDAQ-100 DIVS Index ETF

Reality Shares DIVS ETF

Reality Shares DIVCON Leaders Dividend ETF

Reality Shares DIVCON Dividend Defender ETF

Reality Shares DIVCON Dividend Guard ETF

Reality Shares Nasdaq NexGen Economy ETF

Reality Shares Nasdaq NexGen Economy China ETF